CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 Registration
No. 333-06793) and related Prospectus of SFX Broadcasting, Inc. for the registration of 2,990,000 shares of 6 1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007, $149,500,000 in aggregate principal amount of 6 1/2% Convertible Subordinated Exchange Notes due 2007 and 3,285,113 shares of Class A Common Stock and to the incorporation by reference therein of our reports dated February 20, 1996, except for Note 14 as to which the date is May 1, 1996 with respect to the consolidated financial statements of SFX Broadcasting, Inc., February 14, 1996, except for Note 10 as to which the date is May 1, 1996 with respect to the consolidated financial statements of Multi-Market Radio, Inc. and May 20, 1996 with respect to the financial statements of KKRW-FM (a division of CBS, Inc.) all included in the Current Report on Form 8-K dated May 30, 1996 of SFX Broadcasting, Inc., filed with the Securities and Exchange Commission.



                               /s/ Ernst & Young LLP
                                   Ernst & Young LLP


New York, New York
July 12, 1996